Exhibit 10.37

CONSULTING Agreement

____________________________

This Agreement by and between Orchestra Premaman USA Inc. (“Orchestra”) and Destination Maternity Corporation (“Destination”), dated as of January 27, 2017.

1.	ENGAGEMENT.
a.

Orchestra hereby engages Destination to represent Orchestra in the analysis, determination, and procurement of retail locations for the conduct of Orchestra’s retail business (each space, a “Facility” and collectively the “Facilities”) on a non-exclusive basis in the United States. The number, location, size and layout of the Facilities shall be subject to approval in Orchestra’s sole discretion.  Orchestra intends to lease, sublease, license, acquire or otherwise enter into an occupancy agreement permitting the lawful use and occupancy of each Facility (each such agreement being collectively referred to as a “Lease”).

b.	In connection with the engagement, Destination shall provide the services set forth on Exhibit A attached hereto and made a part hereof (the “Services”).
c.

Destination shall promptly disclose to Orchestra all instances where (i) Destination represents the interest of any person or entity which is the leasing agent or has an ownership interest in any building which is also identified as being the potential site for a Facility and (ii) Destination represents a competing user or tenant (including Destination) for any space for which Destination has submitted a request for proposal on Orchestra’s behalf and which is also identified as a potential site for a Facility.

d.

This Agreement applies only to Orchestra’s requirements for the Facilities described above.  Should Orchestra decide to utilize Destination to assist it with requirements other than the Facilities, that decision will be made the subject of a separate written agreement or a written addendum to this Agreement.

e.

All negotiated arrangements relating to a real estate transaction with Orchestra as principal are at all times subject to Orchestra’s approval in its sole discretion. Destination shall not have the authority to bind Orchestra in any manner.

2.

ENGAGEMENT TEAM.  Destination will utilize its existing team of professionals who perform similar services for Destination who shall manage and largely perform the services under this Agreement.  Other individuals may be called upon to provide additional expertise as deemed necessary by Destination.

3.	COMPENSATION. Orchestra agrees that Destination shall be compensated for its efforts hereunder in accordance with the provisions of Exhibit B attached hereto and made a part hereof.

4.	INDEMNIFICATION AND EXCULPATION
a.

Indemnification.  Orchestra hereby agrees, subject to paragraph (c) below, to indemnify, defend and hold harmless Destination from and against any and all losses, liabilities, damages, costs and expenses (including, without limitation, reasonable out-of-pocket attorneys’ fees and costs, and expert-related out-of-pocket fees and costs (collectively, “Attorneys’ and Experts’ Fees”)), fines and penalties (collectively “Losses”) which Destination or any of its affiliates, or any of their respective directors, officers or employees (each, an “Indemnified Person”) may sustain, suffer or incur in connection with the performance of the Services pursuant to this Agreement; provided, however, in no event shall Orchestra be required to indemnify an Indemnified Person for Losses pursuant to this paragraph if such Indemnified Person is found by a court of competent jurisdiction to have acted in bad faith or with gross negligence or willful misconduct and such action was the proximate cause of the incurrence of such Losses,

b.

Exculpation.  Destination shall not be liable to Orchestra for a breach of this Agreement unless it is determined that such breach resulted from the gross negligence, bad faith or willful misconduct on the part of an Indemnified Party.

c.	Limitation on Recovery. No party will be entitled to punitive, special and/or consequential damages, and we each waive all rights to and claims for relief other than for compensatory damages.
5.	MISCELLANEOUS
a.

Term.  This Agreement shall commence upon its execution by both parties and shall expire on December 31, 2017, unless prior to that date this Agreement is (i) terminated by either Orchestra or Destination in writing, or (ii) extended by written agreement of Orchestra and Destination.

b.

Termination with Cause.  Either Destination or Orchestra has the right to terminate this Agreement for cause by providing ten (10) days’ prior written notice to the other detailing a material failure to perform, on a reasonably timely basis, responsibilities under this Agreement.  The defaulting party shall have the opportunity to cure a default by promptly commencing such cure within such ten (10) day notice and cure period and thereafter diligently carrying out such cure to completion, within a reasonable time, and upon such cure, such event shall not be deemed to be a default.  If the defaulting party does not cure the default, the non-defaulting party may terminate this Agreement and may exercise any other rights and remedies available to it at law, in equity or under this Agreement.

c.	Termination without Cause. Either party shall also have the right to terminate this Agreement without cause at any time upon at least thirty (30) days’ prior written notice to the other party.

d.

Lease after Termination without Cause or Expiration.  Notwithstanding anything in this Agreement to the contrary, Destination shall be entitled to a consulting fee as provided in Exhibit B with respect to any Lease for a Facility executed after the termination without cause or expiration of the Agreement if, within one hundred eighty (180) days after the expiration of the term of this Agreement, or after this Agreement otherwise terminates other than due to Destination’s default (the “Post-Term”), Orchestra enters into a Lease (a) with a third party with whom Destination engaged in substantive negotiations on Orchestra’s behalf (either directly or through another broker or agent) or (b) for a Facility which was submitted to Orchestra during the term of this Agreement (each a “Existing Prospect”).  Destination will submit to Orchestra a list of such Existing Prospects with respect to each anticipated market no later than fifteen (15) business days following the expiration or termination of the Term; provided, however, that if a written offer has been submitted prior to said expiration or termination date, then it shall not be necessary to include the offeror’s name on the list.

e.

No Right to Commit Orchestra.  Destination has no right, power or authority to commit, bind or otherwise obligate Orchestra in any manner.  All Leases or contracts for services involving Orchestra with the Landlord or any third party may be executed only by an authorized representative of Orchestra.  Destination and its partners, subcontractors, employees and cooperating Destinations shall at all times be deemed independent contractors of Orchestra and no employment, joint venture, partnership or other relationship shall exist between Destination and Orchestra.

f.

Binding Agreement.  This Agreement is binding upon the parties hereto and their respective successors and assigns, provided, however, that neither party may assign, subcontract or delegate its obligations under this Agreement without the prior written consent of the other party.  This Agreement may be executed in counterparts, each of which shall be deemed an original.  Delivery of a copy of an executed counterpart by PDF or other mutually acceptable electronic format shall constitute sufficient delivery of an executed original counterpart.

g.

Involvement of Another Broker or Agent.  If Destination, intentionally or unintentionally, involves another broker or agent other than the listing broker or agent of the Landlord, Destination shall be responsible for the payment of all commissions payable to such other brokers or agents and agrees to indemnify, defend and hold Orchestra harmless against all claims (including reasonable attorneys fees incurred in investigating or defending such claims) or any such commissions or fees resulting from Orchestra’s intentional or unintentional acts.  If Orchestra, intentionally or unintentionally, involves another broker or agent, Orchestra shall be responsible for the payment of all commissions to such other brokers or agents and agrees to indemnify and hold Destination harmless against all claims (including reasonable attorneys fees incurred in investigating or defending such claims) for such commissions or fees resulting from Orchestra’s intentional or unintentional acts.

h.	Governing Law. This Agreement has been entered into in the State of Delaware and shall be governed by the laws of the State of Delaware without regard to its conflict of laws principles.
i.	Confidentiality. It is agreed by both parties that all aspects of this Agreement shall be treated confidentially by both parties.
j.	Prevailing Parties; Waiver of Jury Trial. If there is a dispute between the parties, the parties agree to resolve it subject to the following:
i.

If either party institutes a legal proceeding against the other party relating to this Agreement, the prevailing party shall recover from the non-prevailing party all of its (a) Attorneys’ and Experts’ Fees, and (b) other out-of-pocket expenses.  All past due amounts shall bear interest at eight percent (8%) per annum or the maximum rate permitted in the state in which the property is located.

ii.	WHERE PERMITTED BY LAW, EACH PARTY KNOWINGLY AGREES TO WAIVE ANY AND ALL RIGHTS TO HAVE A DISPUTE ON ANY MATTER RELATING TO, OR ARISING FROM THIS AGREEMENT DETERMINED BY A JURY.
k.

Miscellaneous.  This Agreement is the entire agreement between the parties and supersedes all prior understandings between the parties regarding this engagement.  This Agreement may not be altered or terminated except in a writing signed by both Orchestra and Destination.  Neither party’s failure to exercise any of its rights under this Agreement will relieve the other party of its obligations hereunder.  Nothing herein is or may be deemed a waiver or full statement of any of the rights or remedies, whether at law or in equity, of either party all of which are expressly reserved.  If any provision of this Agreement is unenforceable or void under applicable law, the remaining provisions will continue to be binding.

In witness whereof, the parties have entered into this Agreement, effective as of the date set forth above.

DESTINATION MATERNITY corporation

By:	/s/ Ronald J. Masciantonio
	Name:	Ronald J. Masciantonio
	Title:	EVP & Chief Administrative Officer

	Executed On:	January 31, 2017

Orchestra Premaman USA Inc.

By:		/s/ Agathe Boidin
	Name:	Agathe Boidin
	Title:	CEO

	Executed On:	January 31, 2017

EXHIBIT A

SERVICES

A.

DEFINITION OF REQUIREMENTS - With assistance from Orchestra and any other professionals engaged by Orchestra including, but not limited to, architects (such other professionals’ fees to be paid directly by Orchestra or through the Landlord of a Facility).

•	Develop an understanding of the goals, objectives and business of Orchestra and incorporate that knowledge into structuring the anticipated real estate transactions with respect to the Facilities.
•	Define location requirements.
•	Develop a strategic plan which will include the identification of reasonably feasible alternatives.
•	Conduct management presentations as necessary.
•	Develop timetable outlining deadlines and responsibilities.
B.	MARKET RESEARCH AND ANALYSIS
•	Provide market research tailored to Orchestra’s requirements.
•	Provide analysis of space availability and vacancy rates, both current and projected.
•	Identify costs, overall rental rates, and concession packages, calculated on a basis and in a format to be approved by Orchestra, for accurate comparison.

C.EVALUATION OF PROPOSALS

•	Project Evaluation - Technical
•	“Work Letter” evaluation to ensure appropriate construction process and to determine actual value of proposals versus regular budget.
•	Provide concise executive summaries of data for presentations to include recommendation.
•	Project Evaluation - Financial
•	Compare all proposed financial transaction structures.
•	Compare Net Present Values of alternatives.
•	“Normalize” proposals for comparison.

•	Develop comprehensive spreadsheet analysis format in a format approved by Orchestra.
•	Provide concise executive summaries of data for presentations, including recommendations.

D.NEGOTIATIONS

•	Develop and implement a transaction plan and negotiation strategy.
•	Establish and maintain a competitive environment to obtain the most advantageous transaction structure and quality.
•	Coordinate site tour of final options under consideration.
•	Assist in business, financial and legal negotiation of “letter of intent” and Lease documentation.
•	Provide both economic and non-economic analysis of tradeoffs and alternate positions.

E.OTHER SERVICES

•	Report information expeditiously so that Orchestra may make decisions and selections on a timely basis.

exhibit B

COMPENSATION

1.

Fees:  In exchange for all advisory services provided hereunder, Orchestra shall pay to Destination $65,000 for each fully executed Lease, (in immediately available US dollars) which such amount shall be paid on the date that is no later than ten days following the full execution of each Lease.  Notwithstanding the foregoing, with respect to the current negotiation of the King of Prussia, PA Facility, Orchestra shall pay to Destination a fee of $10,000 upon full execution of the Lease.

2.	Expenses: Reimbursement for reasonable out-of-pocket marketing and travel related expenses per anticipated Facility which shall be due and payable within thirty (30) days following written invoice.